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                                                                    EXHIBIT 10.5

Human Resources Service Center
500 Schoolhouse Road, Johnstown, PA 15904-2914



                                                                      METLIFE(R)

                      AGREEMENT, WAIVER AND GENERAL RELEASE

This Agreement sets forth the entire agreement and understanding which has been reached relative to the cessation of your (Stewart G. Nagler) employment with MetLife Group, Inc. ("MetLife"). It is fully agreed and understood as follows:

      1. a. As a material inducement to MetLife to enter into this Agreement, you agree for yourself and your relatives, heirs, executors, administrators, successors, and assigns that you hereby fully and forever release and discharge MetLife, its parents, subsidiaries, affiliates, and agents and its past, present, and future directors, officers, and employees, agents, representatives, employee benefits plans or funds and the fiduciaries thereof, successors, and assigns (collectively, "the Company") from any and all claims, charges, demands, actions, liability, damages, sums of money, back pay, attorneys' fees, or rights of any and every kind or nature, accrued or unaccrued, which you ever had, now have or may have, whether known or unknown, against the Company arising out of any act, omission, transaction, or occurrence up to and including the date you execute this Agreement including, but not limited to, (i) any claim arising out of or related to your employment by the Company or the cessation thereof, (ii) any alleged violations of any federal, state, or local fair employment practice or benefits laws, including the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, or other employee relations statute, executive order, law, or ordinance, (iii) any alleged violations of any duty or other employment-related obligation or other obligations arising out of contract, tort, tortious course of conduct, libel or slander, defamation, public policy, law, or equity, and (iv) any claim on your behalf in any action brought by any administrative agency or other party (including claims for damages, in whatever form, and for reinstatement). You acknowledge that, prior to your execution of this Agreement, you have agreed that your employment with MetLife will end effective August 31, 2004 and you have indicated that you will retire from active service with MetLife effective September 1, 2004, and that any and all claims arising from the cessation of your active employment and your decision to retire are included in this release.

      b. This Agreement does not affect any rights that you may have arising out of events that occur after you have executed this Agreement or affect any vested benefits or rights under employee benefit plans under ERISA, nor does it affect your eligibility for indemnification under the provisions of the By-Laws of MetLife, Inc., Metropolitan Life Insurance Company and MetLife, on the same basis as that indemnification is provided to other directors and officers. Further, to the extent that you accrued any liability based on your actions as a director or officer of the Company during your employment, such liability will be covered under any insurance that the Company may procure to cover its directors and officers, on the same basis as it covers current directors and officers.

      2. As a further material inducement to MetLife to enter into this Agreement, you agree to cooperate with and provide information to or at the request of the Company, its attorneys or representatives, upon reasonable notice, at reasonable times and in reasonable places, including but not limited to, being available for consultation, preparation for testimony or as a witness in connection with any investigation, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge as a result of or in connection with your employment at the Company. This undertaking is subject to the Company's obligation to pay you the reasonable and documented out-of-pocket expenses actually incurred in complying with your obligations under this Section.

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      3. In consideration for the release set forth in Section 1.a, MetLife agrees to provide you with a lump sum payment under the Annual Variable Incentive Plan in an amount approved by the Board of Directors. To this end, the Company will recommend to the Board of Directors that the amount of this payment be $800,000.00. The approved payment amount will be subject to required tax withholding and will be paid at the time payments are made to all other Plan participants. In further consideration, MetLife agrees to recommend to the Board of Directors that a further lump sum payment be made to you, in the amount of $223,334.00. The approved payment amount will be subject to required tax withholding and will be paid to you shortly after the Board of Directors approves the payment. In addition, MetLife agrees to recommend to the Board of Directors that a special enhancement to your pension benefit be paid to you. Along these lines, this approved special enhancement will be paid in addition to the benefits to which you are otherwise entitled under the terms of the Metropolitan Life Retirement Plan for United States Employees ("Qualified Plan") and the MetLife Auxiliary Pension Plan ("Nonqualified Plan"). Your special enhancement benefit will be your total pension benefit under the Qualified Plan and the Nonqualified Plan (combined), calculated as if you had reached age 62 at the time of your retirement (with no modification to your Company service), less the amount of your pension benefit determined under the Qualified Plan and Nonqualified Plan (combined) without any enhancement to your age. This special enhancement benefit will be paid to you under the same method as you elect with regard to the payment of your benefit under the Nonqualified Plan, and it will be paid to you shortly after the Board of Directors approves the payment.

      You acknowledge that the lump sum payment amounts which the Company will recommend to the Board of Directors and the ultimate payment amounts approved by such Board, in addition to the special pension arrangement that the Company will recommend to the Board of Directors and the ultimate amount so approved exceed anything to which you would otherwise be entitled under any policy, plan, and/or procedure or any agreement with the Company, and that they represent full and complete consideration for the release you are giving the Company in this Agreement. If that release is upheld in an action by you seeking additional consideration for those claims, you will be in breach of this Agreement.

      Further, neither this Agreement nor the payment nor special arrangements to be provided pursuant to this Section 3 in any way constitutes an admission on the part of the Company as to the violation of any law or any obligation to you.

      4. By executing this Agreement, you acknowledge that the Company shall have no obligation to rehire you at any time.

      5. You further agree, except for the provision of information to governmental agencies, that neither you nor your agents, attorneys, or representatives will publish, publicize, or reveal any Company information obtained by you, your agents, attorneys, or representatives that relates to: (i) your employment with the Company or the cessation of your employment with MetLife, (ii) any claims that were raised or could have been raised in any action as of the date you execute this Agreement, or (iii) the facts underlying any such claims. You further agree, except for the provision of information to governmental agencies, that neither you nor your agents, attorneys, or representatives will communicate in any way to any former, present, or future employees of the Company or to any person or corporation any information that relates to your employment with the Company or to any claims which could have been raised in any action in connection with the cessation of your employment with MetLife unless required by law to do so.

      6. You will continue as a Vice-Chairman and member of the Board of Directors of MetLife, Inc. through August 31, 2004, and you will resign from your Vice-Chairmanship and membership effective on that date. In the event that you remain as a director or an officer of any Company entity up to the time of your discontinuance of your employment with MetLife, you hereby resign from such capacity effective upon the discontinuance of your employment with the Company. Your agree to execute any additional, more specific document the Company may request to effect any or all of these resignations.

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      7. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of any other provision of this Agreement; provided, however, that upon any finding by a court of competent jurisdiction that the covenant and release provided in Section 1.a. above is illegal, void, or unenforceable, you agree to execute a release and/or waiver of the same scope as the release provided in Section 1.a. that is legal and enforceable within 45 days of MetLife offering you such a release and/or waiver, and that if you fail to do so that you will return promptly to MetLife any additional money that became available to you by virtue of the special arrangements made for you by MetLife pursuant to this Agreement.

      8. Moreover, you further agree that you will not make any disparaging comments or statements to the press, to present or former employees of MetLife (or of its parents, subsidiaries or affiliates), to any individual or entity with whom or which MetLife or any of its parents, subsidiaries or affiliates has or has had a business relationship, including present and former clients or customers, or to others, about any MetLife employee or officer or comments which could affect adversely the conduct of MetLife's business or its reputation or the conduct of business or the reputation of any of MetLife's parents, subsidiaries or affiliates. MetLife agrees that it will use its best efforts to ensure that the Company's senior and executive officers do not make any disparaging comments or statement to the press, to present or former employees of MetLife (or of its parents, subsidiaries or affiliates), or to your prospective clients, employers and business affiliations, about you that could affect adversely your reputation. In an event of a breach of this Section 8, the non-breaching party may seek appropriate injunctive and legal relief for damages, including attorneys' fees and costs, in a court of competent jurisdiction. However, such breach, in and of itself, will not relieve the parties from any of their other obligations under this Agreement.

      9. If, on or prior to the date that your employment with MetLife ceases ("date of discontinuance"), you should die, become disabled, or for any other reason, your employment is not discontinued by that date, this Agreement will automatically be null and void. If the MetLife, Inc. and/or the Metropolitan Life Insurance Company Board of Directors do not approve the payments to you provided in Section 3, this Agreement will automatically be null and void.

      10. You acknowledge that MetLife has advised you in writing that you have twenty-one (21) days in which to review this Agreement and fully consider its terms prior to signing it and that you should consult with legal counsel prior to signing this Agreement. You may accept this Agreement by fully executing it and returning it to MetLife in accordance with the return instructions provided with this Agreement by no later than 5:00 p.m. on the twenty-first (21st) day after your receipt of it. After you have executed this Agreement, you will have seven (7) days to revoke this Agreement, which you may do by indicating your desire to do so in writing directed to MetLife in accordance with the return instructions provided with this Agreement which must be received by MetLife no later than 5:00 p.m. on the seventh (7th) day following the date on which you executed this Agreement. This Agreement will become effective on the eighth
(8th) day (the "Effective Date") following your execution of this Agreement, provided you have not revoked it. In the event that you do not accept this Agreement as set forth above, or in the event that you revoke this Agreement prior to its Effective Date, this Agreement, including but not limited to the obligation of MetLife to provide any enhanced benefit pursuant to Section 3, shall automatically be null and void.

      11. You affirm that this Agreement has been executed voluntarily by you, and may not be changed except in a writing that specifically references this Agreement and that is signed by you and an officer of MetLife. With the exception of the Agreement to Protect Corporate Property attached hereto as Exhibit A, or any written stock option agreement into which you may have entered during your employment with the

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Company, which remain in full force and effect, this Agreement constitutes the full understanding between us. You affirm that no other promises or agreements of any kind have been made to you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.

/s/ Stewart Nagler                                August 18, 2004
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Signature                                   Date

STATE OF NEW YORK          )
                           ):
COUNTY OF NEW YORK         )

      On this 18th day of August, 2004, before me personally came Stewart
G. Nagler, to me known and known to me to be the person described in and who executed this Agreement, Waiver, and General Release, and he duly acknowledged to me that he executed the same.

                                        /s/ David J. Wilfert
                                        ----------------------------
                                        Notary Public

MetLife Group, Inc.                               [SEAL]

By: /s/ James N. Heston                      August 12, 2004
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        James N. Heston                 Date
     Senior Vice-President



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